UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 27, 2009

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 27, 2009, GSI Group Inc. (GSIGQ)(the “Company”), a supplier of precision technology products and semiconductor systems, announced that an annual meeting of the Company’s shareholders has been scheduled for Friday, April 30, 2010. The time and location of the meeting will be announced in due course. As previously announced, the Company received a requisition notice from Stephen Bershad, a holder of greater than ten percent of the Company’s outstanding shares, pursuant to Section 96 of the Business Corporations Act (New Brunswick). The requisition notice requested that the Company’s Board of Directors (the “Board”) call a meeting of the shareholders for the purpose of electing directors. The announced annual meeting is in response to that requisition notice.

The Board has concluded that this meeting date is in the best interests of the Company and, among other reasons, was chosen in order to allow sufficient time for the completion of efforts contemplated by the Company’s previously announced Joint Chapter 11 Plan of Reorganization (the “Plan”). On November 20, 2009, the Company and two of its US subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Petitions”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Among other matters, the Plan contemplates that following the effective date, the Board of the reorganized Company will be set at seven members which shall include the Chief Executive Officer and five members designated by the current noteholders. On November 19, 2009, in anticipation of the Chapter 11 Petitions, the Company also entered into a Noteholder Restructuring Support Agreement (the “Plan Support Agreement”) with eight of ten of the beneficial holders (the “Consenting Noteholders”) of GSI’s 11% Senior Notes due 2013 in the principal amount of $210 million (the “Senior Notes”), representing Consenting Noteholders holding approximately 88.1% of the outstanding principal amount of the Senior Notes. Pursuant to the Plan Support Agreement, the Consenting Noteholders have agreed, subject to certain conditions, to support the Plan proposed by the Debtors, which was filed with the Chapter 11 Petitions. Unless otherwise amended, the Plan Support Agreement provides that the Consenting Noteholders’ obligations to support the Plan expire on April 20, 2010.

This annual meeting date represents a change of more than thirty days from the anniversary of the Company’s last annual meeting of shareholders. The deadline for shareholders to timely submit to the Company proposals to be considered for inclusion in the Company’s proxy statement for the upcoming annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is December 24, 2009. In addition, the deadline for shareholders to timely submit to the Company matters to be brought before the annual meeting is December 24, 2009. Proposals should be directed to the attention of Anthony Bellantuoni, GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730.

The press release issued by the Company announcing the Annual Meeting date is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated November 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

By:	/S/ SERGIO EDELSTEIN
Sergio Edelstein President and Chief Executive Officer

Date: November 27, 2009

EXHIBIT INDEX

99.1	Press Release dated November 27, 2009.